UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

CoBiz Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 12, 2007

Dear Fellow Shareholder:

This year’s Annual Meeting of Shareholders of CoBiz Inc., a Colorado corporation (the “Company”), will be held at the Magnolia Ballroom, 817 17th Street, Denver, Colorado 80202 on May 17, 2007 at 8:00 a.m., M.D.T. You are cordially invited to attend. The matters to be considered at the meeting are described in the attached Proxy Statement and Notice of Annual Meeting of Shareholders. The Company’s Board of Directors recommends that you vote:

(i)            FOR the election of management’s twelve nominees to serve as directors of the Company;

(ii)        FOR the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007; and

(iii)    FOR the proposed amendment of the Company’s articles of incorporation to change its corporate name from CoBiz Inc. to CoBiz Financial Inc.

To be certain that your shares are voted at the Annual Meeting, whether or not you plan to attend in person, you should sign, date and return the enclosed proxy as soon as possible. Your vote is important.

At the Annual Meeting, I will review the Company’s activities during the past year and its plans for the future. Shareholders will be given the opportunity to address questions to the Company’s management. I hope you will be able to join us.

Sincerely,

Steven Bangert Chairman of the Board and Chief Executive Officer

COBIZ INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 17, 2007

TO THE SHAREHOLDERS OF COBIZ INC.:

Notice is hereby given that the Annual Meeting of Shareholders of CoBiz Inc., a Colorado corporation (the “Company”), will be held at 8:00 a.m., M.D.T., on May 17, 2007, at the Magnolia Ballroom, 817 17th Street, Denver, Colorado, for the following purposes:

1.                 To elect twelve directors;

2.                 To consider and vote on the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007;

3.                 To consider and vote on an amendment to the Company’s articles of incorporation to change its corporate name from CoBiz Inc. to CoBiz Financial Inc.; and

4.                 To transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on March 30, 2007 as the record date for the meeting. Only shareholders of record as of the close of business on that date are entitled to notice of and to vote at the meeting.

We encourage you to take part in the affairs of your Company either by attending the meeting in person or by executing and returning the enclosed proxy.

By order of the Board of Directors,

Mary Perrott Smith
Corporate Secretary

Dated: April 12, 2007

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE AT YOUR EARLIEST CONVENIENCE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING, AND IF YOU ARE PRESENT AT THE ANNUAL MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

COBIZ INC.

PROXY STATEMENT

SOLICITATION OF PROXY, REVOCABILITY AND VOTING OF PROXIES

GENERAL

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of CoBiz Inc., a Colorado corporation (the “Company” or “CoBiz”), for use at the Annual Meeting of Shareholders of the Company to be held on May 17, 2007, at 8:00 a.m., M.D.T., at the Magnolia Ballroom, 817 17th Street, Denver, Colorado 80202, and at any adjournment or postponement of the Annual Meeting.

This Proxy Statement and the accompanying form of proxy are first being transmitted or delivered to holders of the Company’s common stock beginning on or about April 12, 2007, together with the Company’s 2006 Annual Report to Shareholders.

The Company’s principal executive offices are located at 821 17th Street, Denver, Colorado 80202.

VOTING

Only shareholders of record at the close of business on March 30, 2007 are entitled to notice of and to vote at the Annual Meeting or at any adjournment or postponement thereof.  As of that date, there were 23,855,013 shares of common stock outstanding.  Each share is entitled to one vote.  Cumulative voting is not permitted.  Shares as to which the shareholder instructs the proxy to abstain from voting on any matter or withholds authority to vote for a director will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Annual Meeting but as not voted for purposes of determining the approval of any such matter or the election of directors.  If a broker submits a proxy that indicates the broker does not have discretionary authority as to certain shares to vote on one or more matters (a “broker non-vote”), those shares will be treated in the same manner as abstentions.

All Annual Meeting proxies, ballots and tabulations that identify individual shareholders are kept secret and no such document will be available for examination, nor will the identity or the vote of any shareholder be disclosed except as may be necessary to meet legal requirements and the laws of Colorado.

The Company’s bylaws provide that the holders of not less than a majority of the shares entitled to vote at any meeting of shareholders, present in person or represented by proxy, will constitute a quorum.  Directors are elected by plurality vote, which means that the twelve nominees who receive the most votes will be elected.  The proposal to ratify the selection of the Company’s independent registered public accounting firm will be approved if more votes are cast for the proposal than are cast against it. Likewise, the proposal to amend the Company’s articles of incorporation will be approved if more votes are cast for that proposal than are cast against it. Accordingly, an abstention, a broker non-vote or a failure to submit a proxy (assuming a quorum is present) has no effect on the outcome of the election of directors or the votes on the ratification of the Company’s independent registered public accounting firm or the amendment to the Company’s articles of incorporation.

SOLICITATION AND REVOCABILITY OF PROXIES

The Company will pay all expenses in connection with the solicitation of proxies.  In addition to solicitation by mail, officers, directors and regular employees of the Company, who will receive no extra compensation for their services, may solicit proxies by telephone calls or facsimile transmissions.

A shareholder submitting the enclosed proxy may revoke it at any time before his or her vote is cast at the Annual Meeting by delivering to the Secretary of the Company a written notice of termination of the proxy’s authority or of a duly executed proxy bearing a later date or by voting in person at the meeting.  Shares entitled to vote and represented by properly completed proxies received prior to the Annual Meeting and not revoked will be voted in the manner directed by the shareholder granting such proxy.  If no direction is made in the proxy, the shares represented by the proxy will be voted as recommended by the Board of Directors.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

1. Election of Directors

The business and affairs of the Company are managed under the direction of its Board of Directors. The Board has the authority under the Bylaws to set the number of directors, which may not be less than three. The number of directors is currently set at thirteen. However, in January 2007, Howard R. Ross, a director and founder of CoBiz passed away. As a result, only twelve directors have been nominated for election at the Annual Meeting. The board intends to reduce its size to twelve at the next regularly scheduled meeting of the directors.

Candidates for nomination to the Board are selected by the Governance and Nominating Committee, and recommended to the Board of Directors for approval, in accordance with the guidelines established by such Committee, taking into consideration the overall composition and diversity of the Board and areas of expertise that new Board members might be able to offer. Directors are elected by the shareholders at each Annual Meeting, to serve for a one-year term, which expires on the date of the next Annual Meeting.

Steven Bangert, Michael B. Burgamy, Jerry W. Chapman, Morgan Gust, Thomas M. Longust, Jonathan C. Lorenz, Evan Makovsky, Harold F. Mosanko, Noel N. Rothman, Timothy J. Travis, Mary Beth Vitale and Mary M. White are incumbent directors who were elected at the 2006 Annual Meeting of Shareholders and are being nominated for re-election at this year’s Annual Meeting.

The Board has determined that directors Burgamy, Chapman, Gust, Longust, Rothman, Travis, Vitale and White qualify as independent directors under the Nasdaq listing standards as currently in effect.  In addition, in fiscal 2006, Mr. Ross qualified as an independent director under the Nasdaq listing standards. Directors are encouraged but are not required to attend the Annual Meeting.  Last year, all twelve incumbent directors, and Mr. Ross, attended the Annual Meeting.

Each of the nominees standing for re-election has indicated a willingness to serve, but in case any of them is not a candidate at the Annual Meeting, which is not presently anticipated, the persons named as proxies in the enclosed form of proxy may vote for a substitute nominee at their discretion.

The Board of Directors recommends a vote FOR the election of these directors.

Information regarding director nominees is set forth below:

Nominees for Election as Directors

Name:	Steven Bangert
Age:	50
Director since:	September 1994
CoBiz board committee:	Executive Committee
Principal occupation and recent business experience:

Mr. Bangert has served as Chairman of the Board of Directors and Chief Executive Officer (“CEO”) of the Company since September 1994. From August 1992 to March 1999, Mr. Bangert served as President and a director of Western Capital Holdings, Inc. (“Western Capital”), formerly the bank holding company for River Valley Bank - Texas, located in McAllen, Texas. From March 1992 to July 1998, Mr. Bangert also served as Chairman of the Board of River Valley Bank - Texas, and, from April 1988 to July 1994, he served as Vice Chairman of the Board and CEO of River Valley Savings Bank - Illinois, a financial institution with locations in Chicago and Peoria, Illinois. From February 1994 to July 1998, Mr. Bangert served as a director and member of the Executive Committee of Lafayette American Bank. He holds a B.S. degree in business administration from the University of Nebraska - Lincoln.

Other directorships:

Mr. Bangert also serves as Chairman of the Board of the Company’s wholly owned subsidiary CoBiz Bank (the “Bank”) and as a director of Colorado Business Leasing, Inc. (“CBL”), CoBiz GMB, Inc. (“GMB”), Financial Designs, Ltd. (“FDL”), CoBiz Insurance, Inc. and Alexander Capital Management Group, LLC (“ACMG”), which are direct or indirect subsidiaries of the Company.

Name:	Michael B. Burgamy
Age:	61
Director since:	May 1998
CoBiz board committees:	Audit Committee
Principal occupation and recent business experience:

From 1999 to April 2001, Mr. Burgamy served as the Chief Financial Officer of Colibri Holding Corporation, a manufacturer of pet products and garden supplies. In April 2001, Mr. Burgamy became a director of Colibri Holding Corporation. From 1991 to 1999, Mr. Burgamy served as the President of Perky-Pet Products Co., a manufacturer of pet products and supplies. From January 1976 to November 1994, he was President of CGS Distributing, Inc., a wholesale distributor of lawn and garden supplies. He holds a B.S. degree in engineering management from the United States Air Force Academy.

Other directorships:	Mr. Burgamy has also served as a director of the Bank since March 1997.

Name:	Jerry W. Chapman
Age:	66
Director since:	May 2003
CoBiz board committee:	Audit Committee
Principal occupation and recent business experience:

Mr. Chapman has 44 years of public accounting and consulting experience. Since 2000, he has served as a consultant to clients requiring strategic, governance and market-driven services. From January 1993 until his retirement in December 1999, Mr. Chapman served as a Senior Consulting Partner with Arthur Andersen LLP. From July 1989 to December 1992, Mr. Chapman operated Insight Partners, a consulting firm he established that offered planning, governance, financial and economic services to financial, healthcare, governmental and not-for-profit organizations. From November 1968 to June 1989, Mr. Chapman was with Ernst & Whinney (now Ernst & Young). From 1977 though June 1989, he served as a partner with the firm, and during the last ten years of this period, served as the Managing Partner of the firm’s Southwestern offices. Mr. Chapman is a Certified Public Accountant (retired status) and earned a B.S. degree in Accounting from the University of Great Falls, Montana.

Other directorships:

Mr. Chapman also serves on the Board of Directors and is Audit Committee Chair and is a member of the Governance and Nominating Committee for Inter-Tel, Incorporated, a Tempe, Arizona based Nasdaq-listed company, and on the Board of Directors of Health Care Excel, an Indiana-based multi-state healthcare quality assurance and consulting organization. He also serves as the Chairman of the Board of HCE Quality Quest, the wholly owned Arizona subsidiary of Health Care Excel.

Name:	Morgan Gust
Age:	59
Director since:	January 2006
CoBiz board committee:	Compensation Committee (Chair), Governance and Nominating Committee
Principal occupation and recent business experience:

Mr. Gust has served as the president of Giant Industries, Inc., a publicly-traded petroleum refining and marketing company listed on the New York Stock Exchange, since March 2002. Mr. Gust joined Giant Industries in August 1990, and over the years has served in various senior management positions, including executive vice president, vice president administration, general counsel, and corporate secretary. Mr. Gust holds a B.S. degree and a J.D. degree from the University of Arizona.

Other directorships:	Mr. Gust serves on the board of the following funds:
• Flaherty & Crumrine Preferred Income Fund Incorporated (NYSE: PFD)
• Flaherty & Crumrine Preferred Income Opportunity Fund Incorporated (NYSE: PFO)
• Flaherty & Crumrine/Claymore Preferred Securities Income Fund Incorporated (NYSE: FFC)
• Flaherty & Crumrine/Claymore Total Return Fund Incorporated (NYSE: FLC)

Name:	Thomas M. Longust
Age:	65
Director since:	March 2001
CoBiz board committee:	Governance and Nominating Committee (Chair)
Principal occupation and recent business experience:

Mr. Longust has served as a director of the Company since the Company’s acquisition of First Capital Bank of Arizona (“First Capital”) in March 2001. From August 1996 until March 2001, Mr. Longust served as a director of First Capital. In 1973, Mr. Longust founded Longust Distributing, Inc., an Arizona based distributor of floor covering products serving the southwest for several major domestic manufacturers as well as a number of foreign ceramic tile manufacturers. He served as Chairman and CEO until the business was sold in 2005. In 2001, Mr. Longust founded Longust Flooring Company, LLC, an Anaheim, California based ceramic tile distributor serving southern California, and he is currently its Managing Partner. Prior to 1973 Mr. Longust held management positions with Chrysler, Monsanto and Olin Industries and was a member of the St. Louis University Business School faculty. Mr. Longust received Bachelor and Masters Degrees in Finance and Economics from St. Louis University and completed all course work toward his PhD while serving on the faculty.

Other directorships:	Mr. Longust serves as a member of the board of directors for the Sojourner Center, a non-profit center established to serve victims of domestic violence.

Name:	Jonathan C. Lorenz
Age:	55
Director since:	March 1995
CoBiz board committee:	Executive Committee
Principal occupation and recent business experience:

Mr. Lorenz has served as Vice Chairman of the Board of Directors of the Company since March 1995. Mr. Lorenz has also served as CEO of the Bank since 1995 and as Vice Chairman of the Bank since 1995. From June 1993 to March 1995, Mr. Lorenz pursued various business investment opportunities, including the formation of First Western Growth Fund, a small business investment company. Mr. Lorenz was employed by Colorado National Bank (“CNB”) in various capacities from September 1976 to June 1993. His last position with CNB was Senior Vice President and Manager of Corporate Banking. He holds a B.A. degree in political science and an M.B.A. from the University of Colorado.

Other directorships:	Mr. Lorenz serves as Vice Chairman and CEO of the Bank. In addition, he is a director of CBL and GMB which are direct or indirect subsidiaries of the Company.

Name:	Evan Makovsky
Age:	62
Director since:	January 2003
CoBiz board committee:	None
Principal occupation and recent business experience:

Mr. Makovsky is the co-founder of Shames-Makovsky Realty Company, which specializes in the sale and leasing of commercial, industrial and investment properties. In the mid-1980s Shames-Makovsky Realty Company formed Shames-Makovsky Mortgage Company, which specializes in “gap” financing. He holds a B.S.B.A. degree in Business and an M.S.B.A. degree in Finance from the University of Denver.

Other directorships:	Mr. Makovsky has also served as a director of the Bank since March 1997.

Name:	Harold F. Mosanko
Age:	67
Director since:	March 2001
CoBiz board committee:	None
Principal occupation and recent business experience:

Mr. Mosanko is currently a partner in MMK Capital Partners, LLC, which specializes in real estate investments. Previously, he served as First Capital’s CEO from 1995 until First Capital’s merger into the Bank in September 2001. He became a director of the Company upon the completion of the Company’s acquisition of First Capital in March 2001. Prior to 1995, he had 25 years of banking experience at Valley National Bank of Arizona (“Valley”). His positions included Executive Vice President in charge of the Commercial Lending Group, Commercial Marketing and Senior Branch Administrator. In 1982, Mr. Mosanko left Valley and became a principal in a financial services firm that was active in mergers and acquisitions and financial securities. Mr. Mosanko subsequently returned to Valley in 1984. His last position with Valley was Executive Vice President and Group Manager for the Commercial Lending Group. He attended the Detroit College of Business.

Other directorships:	Mr. Mosanko has also served as a Vice Chairman of the Bank since February 2002.

Name:	Noel N. Rothman
Age:	77
Director since:	September 1994
CoBiz board committees:	Executive Committee; Compensation Committee
Principal occupation and recent business experience:

Mr. Rothman is a private investor and has served as President of Namtor, Inc., a closely held business services company in which he is a principal shareholder, since September 1985. Mr. Rothman attended Wayne State University.

Other directorships:	None

Name:	Timothy J. Travis
Age:	62
Director since:	May 1998
CoBiz board committee:	Compensation Committee
Principal occupation and recent business experience:	Since November 1981, Mr. Travis has been the President and CEO of Eaton Metal Products Company, a fully integrated engineering fabricator, with which he has been employed since 1963.
Other directorships:

Mr. Travis serves as a director and on the audit committee of University of Colorado Hospital, and is a past Chairman of the Denver Area Council of Boy Scouts of America. In addition, he is also a director of the National Western Stock Show.

Name:	Mary Beth Vitale
Age:	53
Director since:	January 2005
CoBiz board committee:	Audit Committee (Chair)
Principal occupation and recent business experience:

Ms. Vitale co-founded Pellera, a strategic communications and business development firm, in 2001. Previously, she had served as president, CEO and chairman of the board of WestwindMedia.com, president and COO of RMI.NET, and president-western states for AT&T. She received her bachelor’s degree from Hillsdale College in Hillsdale, Michigan; a master’s degree from the University of Colorado; and an advanced management degree from the Wharton School of the University of Pennsylvania.

Other directorships:

Ms. Vitale previously served on the board of Intrado, Inc., a publicly-traded technology company, from 1999 to 2004; and on the board of RMI.Net, a publicly traded national e-business and convergent communications company from 1997 to 2000. She was also a Commissioner on former Colorado Governor Bill Owens’ Commission for Science and Technology. In addition, she is a member of the board of directors of the National Association of Corporate Directors local chapter and chairs its Marketing Committee.

Name:	Mary White
Age:	55
Director since:	January 2005
CoBiz board committee:	Governance and Nominating Committee
Principal occupation and recent business experience:

Ms. White has served as the CEO of Swedish Medical Center, Englewood, Colorado, since 1996; previously, she spent 15 years at Rose Medical Center in Denver where she went from an administrative resident to senior vice president. Ms. White is active in many community organizations, having served on the boards of the Colorado Neurological Institute, Colorado Personalized Education for Physicians, Mountain States Employer’s Council and Doctors’ Care. She is a past president of the board of the Colorado Health & Hospital Association and is a past chair of the American Hospital Association’s Metropolitan Hospital Governing Council. Ms. White received her bachelor’s degree from Juniata College in Huntingdon, Pa., and a master’s degree from the University of Pittsburgh.

Other directorships:	Ms. White also serves on the Juniata College Board of Trustees and on the board of directors of the American Heart Association.

2. Ratification of Independent Registered Public Accounting Firm

The Board of Directors has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007. Deloitte & Touche LLP has no relationship with the Company other than that arising from its engagement as independent registered public accounting firm. See “Relationship with Independent Registered Public Accounting Firm” below. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting.  They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007.

3. The proposed amendment of the Company’s articles of incorporation to change its corporate name from CoBiz Inc. to CoBiz Financial Inc.

The Company seeks shareholder approval to amend its articles of incorporation to change the Company’s corporate name from CoBiz Inc. to CoBiz Financial Inc. The primary reason for the proposed name change is to better reflect the nature of the Company’s business activities as a diversified financial services company, serving the needs of small to mid-sized businesses and professionals. The Company’s operating subsidiaries will retain their current names under this proposal, and the Company’s common stock will continue to trade on the Nasdaq Global Select Market under the symbol “COBZ”.

A copy of the proposed amendment to the Company’s articles of incorporation is attached as Appendix A to this proxy statement.

The Board of Directors recommends a vote FOR the proposed amendment of the Company’s articles of incorporation to change its corporate name from CoBiz Inc. to CoBiz Financial Inc.

MEETINGS OF THE BOARD AND COMMITTEES

The Board of Directors (the “Board”) conducts its business through meetings of the Board and the following standing committees: Executive, Audit, Governance and Nominating and Compensation. The standing committees regularly report on their activities and actions to the full Board. Each of the standing committees has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the committee in its work. With the exception of the Executive Committee, each of the standing committees has adopted and operates under a written charter.

The Company maintains an Internet website located at www.cobizinc.com on which, among other things, the Company makes available, free of charge, various reports that it files with or furnishes to the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. These reports are made available as soon as reasonably practicable after they are filed with or furnished to the SEC. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. Additional information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The Company has also made available on its website its Corporate Governance Guidelines and its Code of Conduct and Ethics, as well as the charters for its Audit Committee, Governance and Nominating Committee and Compensation Committee. To access these materials, visit the Company’s website at www.cobizinc.com and select “Investor Relations,” then select “Corporate Governance,” and then select the name of the document you wish to view. The content on any website referred to in this filing is not incorporated by reference into this filing unless expressly noted otherwise.

The Board of Directors held five meetings during fiscal year 2006. Each director attended at least 75% of the total meetings of the Board and Board committees on which the director served during the fiscal year.

The following table reflects the membership of each Board committee:

Committee Membership
Name	Executive	Audit	Governance & Nominating	Compensation

Steven Bangert	X
Michael B. Burgamy		X
Jerry W. Chapman		X
Morgan Gust			X	Chair
Thomas M. Longust			Chair
Jonathan C. Lorenz	X
Evan Makovsky
Harold F. Mosanko
Noel N. Rothman	X			X
Timothy J. Travis				X
Mary Beth Vitale		Chair
Mary M. White			X

Executive Committee

The Executive Committee is authorized to exercise certain of the powers of the Board of Directors, subject to ratification by the full Board of Directors, and meets as needed, usually in situations where it is not feasible to take action by the full Board of Directors. The Executive Committee did not meet in 2006.

Audit Committee

The Audit Committee operates pursuant to a written charter adopted by the Company’s Board of Directors. The Audit Committee has the responsibility to:

•       Oversee the accounting and financial reporting processes of the Company and the internal and external audit of the Company’s financial statements;

•       Oversee the implementation of the system of internal control over financial reporting that management has established;

•       Appoint, compensate and oversee the work of any registered public accounting firm engaged by the Company for the purpose of preparing or issuing an audit report or performing other audit, review or attest services and resolve any disagreement between management and the auditor regarding financial reporting;

•       Provide an avenue for communication between internal audit, the independent registered public accounting firm, financial management and the Board;

•       Consider and preapprove any audit and non-audit services proposed to be provided by the independent registered public accounting firm;

•       Review and approve related party transactions in accordance with SEC rules; and

•       Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

The Audit Committee consists of three members, Messrs. Burgamy and Chapman and Ms. Vitale, all of whom are “independent” under the Nasdaq listing standards currently in effect. The Board of Directors has designated Mr. Chapman and Ms. Vitale each as an “audit committee financial expert” within the meaning of the applicable SEC rules. The Board of Directors has determined that the Committee members do not have any relationship to the Company that may interfere with the exercise of independent judgment in carrying out their responsibilities. None of the Committee members are current officers or employees of the Company or its affiliates. The Audit Committee held six regular, and two telephonic meetings in 2006. During the meetings, the Audit Committee met in private session with the Director of Internal Audit, the Compliance Manager and the Loan Review Manager. In addition, the Committee met in private session with our independent registered public accounting firm and alone in executive session without members of management present. Annually, the Committee will meet privately with the Chief Financial Officer.

Governance and Nominating Committee

The Governance and Nominating Committee operates pursuant to a written charter adopted by the Company’s Board of Directors. The Governance and Nominating Committee has the responsibility to:

•       Identify individuals qualified to become Board members and recommend to the Board the director nominees for the next annual meeting of shareholders;

•       Develop and recommend to the Board qualifications for the selection of individuals to be considered as candidates for election to the Board;

•       Recommend to the Board director candidates for each committee for appointment by the Board;

•       Lead the Board in its annual review of the Board’s performance; and

•       Lead the Company in shaping the Company’s corporate governance policies and practices and code of conduct and ethics and monitor compliance with those policies and practices.

When evaluating whether an incumbent director should be nominated for reelection, the Governance and Nominating Committee reviews the director’s overall service to the Company during his or her term, including the number of meetings attended, level of participation and quality of performance. When searching for new director candidates, the Governance and Nominating Committee canvasses its network of professional contacts to compile a list of potential candidates and may also engage a professional search firm if it deems appropriate. The Governance and Nominating Committee then meets to discuss and consider each candidate’s qualifications and selects by majority vote a nominee to recommend to the full Board. The Governance and Nominating Committee will consider individuals recommended by a shareholder of the Company to serve on the Board. For a description of the procedures for nominating a candidate to the Board and the minimum qualifications for Board membership, please see “Shareholder Recommendations of Director Nominees” below.

Each member of the Governance and Nominating Committee must meet the independence requirements of the Nasdaq listing standards and any other applicable laws, rules and regulations governing independence, as determined by the Board. The Governance and Nominating Committee currently consists of Messrs. Gust and Longust, and Ms. White, each of whom is “independent” under the Nasdaq listing standards currently in effect.

The Governance and Nominating Committee held four meetings in 2006. During the meetings, the Committee held an executive session without members of management present.

Compensation Committee

The Compensation Committee operates pursuant to a written charter adopted by the Company’s Board of Directors. The Compensation Committee assists the Board in the discharge of its responsibilities relating to compensation of the executives and other key employees of the Company, and in connection with administering the Company’s employee benefit plans. The Compensation Committee has responsibility to:

•       Review and approve the Company’s executive compensation philosophy;

•       Review and approve the executive compensation programs, plans and awards;

•       Administer the Company’s bonus, stock-based and other incentive plans;

•       Evaluate the performance of the CEO and other key executives and recommend appropriate compensation levels;

•       Review with management the Compensation Discussion & Analysis (or “CD&A”) and Compensation Committee Report be included in the Company’s proxy statement and recommend to the Board that the CD&A be included in the proxy statement; and

•       Review and approve general employee pension benefit plans of the Company and other benefit plans on an as-needed basis.

The Compensation Committee is comprised of Messrs. Gust, Rothman and Travis, each of whom is not an employee of the Company, and is independent under the Nasdaq listing standards currently in effect and is an “outside director” within the meaning of section 162(m) of the Internal Revenue Code of 1986.

The Compensation Committee held four meetings in 2006. During each meeting, the Compensation Committee held an executive session without members of management present.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was at any time during 2006, or at any other time, an officer or employee of the Company or any of its subsidiaries. Furthermore, no executive officer of the Company served on the compensation committee or as a director of any other entity that had an executive officer who served as a director or on the Compensation Committee of the Company.

The Bank has invested or committed to invest in several licensed Small Business Investment Companies (“SBIC”) in which certain directors (including Messrs. Rothman and Travis, who are members of the Compensation Committee) and executive officers of the Company also own interests. These investments and the interests of the directors and executive officers in the SBICs are described below.

In July 1997, the Bank committed to purchase up to $500,000 of limited partnership interests in Prairie Capital Mezzanine Fund, L.P. (“Prairie Capital”), an investment fund that makes subordinated debt and preferred stock investments in a wide variety of small businesses throughout the United States. Prairie Capital is licensed as a SBIC. As of December 31, 2006, the Bank’s aggregate investment in Prairie Capital was $450,000, and the Bank was subject to additional capital calls of up to $50,000. Mr. Bangert, the Estate of Howard R. Ross, Mr. Ross’ widow and Namtor Denver Property LLC (“Namtor”), an entity controlled by Mr. Rothman, have made individual capital commitments to Prairie Capital in amounts of $2,000,000, $2,000,000, $50,000 and $1,500,000, respectively, and own interests in Prairie Capital proportionate to their capital commitments. Mr. Bangert is (and Mr. Ross previously was) a member of the advisory board of Prairie Capital. The general partner of Prairie Capital has agreed to make certain payments to the Bank, Messrs. Bangert and Ross, Mrs. Ross and Namtor (pro rata, in proportion to their respective investments in Prairie Capital) following the liquidation of Prairie Capital in the event that they do not realize an internal rate of return of at least 25% on their respective investments.

In addition, the Bank has committed $1,000,000 to a second fund, Prairie Capital Mezzanine Fund II, L.P. (“Prairie Capital II”). As of December 31, 2006, the Bank’s aggregate investment in Prairie Capital II was $900,000, and the Bank was subject to additional capital calls of up to $100,000. Messrs. Bangert, Rothman and Burgamy, and the Estate of Howard R. Ross, have capital commitments to Prairie Capital II in amounts of $2,000,000, $285,000, $500,000, and $3,550,000, respectively, and own interests in Prairie Capital II proportionate to their capital commitments. The general partner of Prairie Capital II has not made any guarantees regarding the financial returns of this fund. Mr. Bangert is (and Mr. Ross previously was) a member of the advisory board of Prairie Capital II.

The Bank has also committed $1,000,000 to a third fund, Prairie Capital Mezzanine Fund III, L.P. (“Prairie Capital III”). As of December 31, 2006, the Bank’s aggregate investment in Prairie Capital III was $850,000, and the Bank was subject to additional capital calls of up to $150,000 in Prairie Capital III. Messrs. Bangert, Rothman and Burgamy, and the Estate of Howard R. Ross, have capital commitments to Prairie Capital III in amounts of $ 2,000,000, $1,500,000, $500,000 and $2,000,000, respectively, and own interests in Prairie Capital III proportionate to their capital commitments. The general partner of Prairie Capital III has not made any guarantees regarding the financial returns of this fund. Mr. Bangert is (and Mr. Ross previously was) a member of the advisory board of Prairie Capital III.

The Bank has committed $7,500,000 to GMB Mezzanine Capital, L.P. (the “GMB Mezz Fund”). As of December 31, 2006, the Bank’s aggregate investment in the GMB Mezz Fund was $3.6 million, and the Bank was subject to additional capital calls of up to $3.9 million in the fund. The GMB Mezz Fund’s general partner is Lakeside Capital Partners, LLC, (“Lakeside Capital”). The Company advanced start-up funding to Lakeside Capital while it was forming and marketing the GMB Mezz Fund. In return, Lakeside Capital granted naming rights of the fund to CoBiz and agreed to allocate a portion of their carried-interest in the GMB Mezz Fund to the Company. In addition, Lakeside Capital executed a service agreement with Green Manning & Bunch, Ltd. (“GMB”), a wholly owned investment banking subsidiary of the Company for certain services that GMB provided to Lakeside Capital during the GMB Mezz Fund’s formation. The service agreement provided for compensation to GMB on an agreed-upon basis at market rates. GMB recognized advisory fees of approximately $368,000 in the first quarter of 2004 related to services provided to the GMB Mezz Fund. The following directors have also made capital commitments to the GMB Mezz Fund, as indicated, and own interests proportionate to their capital commitments: Mr. Bangert—$2,000,000; Mr. Burgamy—$500,000; Mr. Lorenz—$200,000; Mr. Mosanko—$100,000; the Estate of Howard R. Ross—$2,000,000; Mr. Rothman—$2,000,000; and Mr. Travis—$500,000. Mr. Bangert is also a member of the advisory board of GMB Mezz Fund.

Lead Independent Director

Mr. Burgamy currently serves as the lead independent director of the board of directors. He was initially elected to such position by the independent members of the board of directors at the May 2006 annual organization meeting of the board of directors to serve in such position by the independent members of the board. The lead independent director position will continue to be reviewed annually at the annual organization meeting of the board of directors. The lead independent director chairs the executive session portion of each meeting of the board of directors, during which management is not present, and serves as the primary liaison between the independent members of the board of directors and the Company’s Chief Executive Officer.

Compensation of Directors

Each director who is not an employee receives the following:

•       $12,000 annual retainer fee for Board service

•       $10,000 annual retainer for Audit Committee chair

•       $5,000 annual retainer for Audit Committee members (excluding chair)

•       $5,000 annual retainer for Compensation Committee chair

•       $5,000 annual retainer for Governance and Nominating Committee chair

•       $7,500 annual retainer for Lead Independent Director

•       $1,000 for each Board or Committee meeting they attend in person, with the exception of Audit Committee, whose members receive $1,250 for each meeting they attend in person

•       $250 for any telephonic meeting of one-half hour or more

In addition, during 2006 each director who was not an officer of the Company received options to purchase 1,000 shares of common stock for $19.04 per share, the closing market price of the stock on the date of grant. Furthermore, any director who is not an employee of the Company who also served on the Bank’s board of directors received an option to purchase an additional 500 shares of common stock for $19.04 per share, the closing market price of the stock on the date of grant, and was paid an annual retainer fee of $6,000 and $1,000 for each meeting of the Bank’s board of directors they attended. Directors of the Company who are employees do not receive additional compensation for their services as directors or committee members.

No director received perquisites or personal benefits in excess of $10,000.

The following table shows the compensation of the members of our Board of Directors during fiscal year 2006.

Name(1)	Fees earned or paid in cash ($)	Option awards ($)(2)	All other Compensation ($)(3)	Total ($)
Michael B. Burgamy	$37,250	$4,922	$13,461	$55,633
Jerry W. Chapman	$29,750	$4,922	$—	$34,672
Morgan Gust	$26,000	$4,922	$—	$30,922
Thomas M. Longust	$27,000	$4,922	$—	$31,922
Evan Makovsky	$17,000	$4,922	$14,461	$36,383
Howard R. Ross(4)	$18,000	$4,922	$11,461	$34,383
Noel N. Rothman	$26,000	$4,922	$—	$30,922
Timothy J. Travis	$21,000	$4,922	$—	$25,922
Mary Beth Vitale	$35,000	$4,922	$—	$39,922
Mary M. White	$20,000	$4,922	$—	$24,922

(1)          Steven Bangert, our Chief Executive Officer and Jonathan C. Lorenz, Vice-Chairman and Chief Executive Officer of the Bank, are not included in this table because they are employees of CoBiz and thus received no additional compensation for their service as directors. The compensation they received as employees of CoBiz is shown in the Summary Compensation Table.

Harold F. Mosanko, Vice-Chairman of the Bank, is also not included in this table because he was an executive officer in fiscal 2006 (but was not a Named Executive Officer) who did not receive any additional compensation for services provided as a director in 2006.

(2)          The amounts in this column are calculated based on Statement of Financial Accounting Standard No. 123(R), Share Based Payment (“SFAS 123R”) and equal the financial statement compensation expense as reported in our 2006 consolidated statement of income for the fiscal year. Under SFAS 123R, a pro-rata portion of the total expense at time of grant is recognized over the applicable service period generally corresponding with the vesting schedule of the grant. The initial expense is based on the fair value of the stock option grants as estimated using the Black-Scholes option-pricing model. The assumptions used to arrive at the Black-Scholes value are disclosed in Note 14 to our consolidated financial statements included in our 2006 Annual Report and Form 10-K. The full grant date SFAS 123R value of all director option awards granted in 2006 was $4,922 per grant based on the closing price per share of CoBiz Common Stock of $19.04 on January 19, 2006.

The directors held options as of December 31, 2006, as follows:

Name	Aggregate number of option awards outstanding at F-YE (#)
Michael B. Burgamy	3,000
Jerry W. Chapman	3,185
Morgan Gust	1,000
Thomas M. Longust	17,373
Evan Makovsky	10,617
Howard R. Ross(4)	1,500
Noel N. Rothman	6,665
Timothy J. Travis	16,409
Mary Beth Vitale	2,000
Mary M. White	2,000

(3)          All other compensation represents fees paid for service on the Bank’s board of directors and includes the full grant date SFAS 123R value of $2,461 for the 500 additional options granted in 2006 based on the closing price per share of CoBiz Common Stock of $19.04 on January 19, 2006. The assumptions used to arrive at the Black-Scholes value are disclosed in Note 14 to our consolidated financial statements included in our 2006 Annual Report and Form 10-K.

(4)          Mr. Ross served as a director from September 1994 to January 7, 2007, the date he passed away.

MANAGEMENT

Executive Officers

Information regarding executive officers of the Company is set forth below. Biographical information for Messrs. Bangert, Lorenz and Mosanko is set forth above under “Election of Directors.”

Name:	Richard J. Dalton
Age:	50
Officer since:	January 1997
Principal occupation and recent business experience:

Mr. Dalton has served as the President of the Company since May 2003. From January 1997 to May 2003, Mr. Dalton served as Executive Vice President and Chief Financial Officer of the Company. From August 1992 to January 1998, Mr. Dalton was the Vice President of Western Capital. From August 1992 to June 1996, Mr. Dalton served as the President and CEO of River Valley Bank - Texas. He holds a B.S. degree in business administration from the University of Southern Colorado and an M.B.A. from the University of Colorado.

Other directorships:	Mr. Dalton is also a director of ACMG, a subsidiary of the Company.

Name:	Lyne B. Andrich
Age:	40
Officer since:	May 1997
Principal occupation and recent business experience:

Ms. Andrich has served as Executive Vice President and Chief Financial Officer of the Company since May 2003. Ms. Andrich served as Controller of the Company from May 1997 until May 2003. From November 1995 to May 1997, Ms. Andrich was a regional reporting manager for Key Bank of the Rocky Mountains. From June 1989 to November 1995, Ms. Andrich held several positions with Bank One, Colorado, including Assistant Controller, Financial Reporting Manager and internal auditor. She holds a B.S. degree in accounting from the University of Florida and is a Certified Public Accountant.

Other directorships:	Ms. Andrich is also a director of FDL and CoBiz Insurance, Inc., which are direct subsidiaries of the Company.

Name:	Robert B. Ostertag
Age:	46
Officer since:	January 1996
Principal occupation and recent business experience:

Mr. Ostertag has served as Executive Vice President and Chief Credit Officer of the Bank since May 2003. From June 2001 to May 2003, he held the position of Senior Vice President and Senior Credit Officer. Prior to June 2001, Mr. Ostertag was the Senior Vice President and Commercial Lending Manager of the downtown bank. Before joining the Company, Mr. Ostertag worked for Bank One, Denver for twelve years as Vice President and Commercial Relationship Manager, and last served as Vice President and Business Banking Group Manager for the northern half of the Denver-Metro area. Mr. Ostertag graduated with a double major in Finance and General Business from Colorado State University, Fort Collins, Colorado in 1983.

Other directorships:	None

EXECUTIVE COMPENSATION

This section describes the Company’s compensation philosophy, policies and programs and the compensation paid during 2006 to the Company’s principal executive officer and principal financial officer and the three other executive officers of the Company having the highest total compensation. We refer to these five individuals as the “Named Executive Officers”.

Compensation Discussion and Analysis

Compensation Philosophy

The general compensation philosophy of the Company is to provide executive compensation that allows the Company to recruit, retain and motivate a highly qualified management team that implements the Company’s business strategies and ultimately leads to enhancing long-term shareholder value. To achieve this objective, the Company's compensation plan includes a combination of base salary and annual incentive compensation to reward short-term performance, and supplemental executive retirement benefits and the grant of stock options (both of which vest based on a years-of-service requirement) to encourage retention and long-term performance.

Independent Consultant and Peer Group Analysis

The Compensation Committee has the authority to retain outside consultants or advisors. The Compensation Committee has at times used the services of Denver Management Advisors LLC for independent advice on executive compensation matters. Annually, the Compensation Committee reviews competitive market data for comparable executive positions. For purposes of competitive market analysis, compensation is considered against that paid by banking and financial services organizations with assets of $1 billion to $5 billion, as reported by SNL Securities.

Components of our Compensation Program:

Base Salary.   The Company believes that competitive base salaries are necessary to attract and retain high performing executive officers. The Chief Executive Officer conducts annual performance reviews for all Named Executive Officers, excluding himself. The performance reviews take into account individual performance, experience, unique contributions to the Company and the Company’s need for certain types of expertise. The Compensation Committee considers the Committee members’ and the CEO’s evaluation of performance, CEO’s salary recommendations and competitive market data in determining appropriate salary.

With respect to the base salary of the Company’s Chief Executive Officer, all of the members of the Compensation Committee discuss the CEO’s performance at a Compensation Committee meeting and then advise the CEO of the results of this review. This performance review of the Chief Executive Officer is generally based on both objective and subjective criteria, with a subjective analysis of all matters considered relevant by the Committee being the determining factor in ultimately fixing the CEO’s compensation. Objectively, the Committee looks at the performance of the Company with particular emphasis on performance compared to budget for earnings. The Committee also considers, among other things, loan and deposit growth, efficiency ratio, and earnings from the fee based businesses.  Of these criteria, only one, earnings compared to budget, has a specific performance criteria set forth in the Annual Incentive Compensation Plan and that specific criteria under the plan relates only to bonus and is not binding on the Committee in reaching its determination on either the base salary or the bonus to be awarded to the Chief Executive Officer. In its subjective analysis the Committee considers the accomplishment of strategic objectives such as growth and loan performance, reputation of the Company and the CEO, integrity and honesty, interaction of the CEO with employees and the Board, development of management, the availability of funds and all other matters which any member of the Committee wants to consider or discuss regarding their perception of the performance of the CEO.

Based on this analysis, the average salary increase for the Named Executive Officers, other than the Chief Executive Officer, in 2006 was 6.6%. The Chief Executive Officer received an increase of 5.0%. The base salary earned in 2006 by each of the Named Executive Officers is set forth in the “Summary Compensation Table”.  The Compensation Committee believes that the base salaries paid to the Named Executive Officers for the 2006 fiscal year were consistent with such officers’ levels of responsibility and individual performance as well as the Company’s performance.

Annual Incentive Compensation Plan.   The Company’s philosophy is that incentive pay should generally constitute a meaningful component of total direct compensation. Annual cash bonus is intended to reward short-term performance and to be competitive with comparable executive positions in other companies.

For the Named Executive Officers, a written bonus plan set a target allocation of potential cash incentive bonus at 60% of base salary based on meeting or exceeding budgeted diluted earnings per share growth. Payouts for performance above or below the plan’s goals are adjusted within the plan as follows:

Percentage of Annual	Percentage of Target
Target Goal Achieved	Bonus Paid
120%	180%
100%	100%
80%	20%
less than 80%	0%

However, this target set forth in the plan is not determinative of the bonus paid and is only one component of the totality of the circumstances which the Committee considers. In addition the Committee subjectively considers such things as shareholder returns, asset quality, level of executive responsibility, other compensation received by the executive, the individual operating units’ income contributions, non-interest income growth, control of non-interest expenses; and growth objectives for total loans, total deposits and total assets, honesty, integrity, teamwork and the amount available by the Company for the payment of bonuses. Discretion is utilized by the Compensation Committee to adjust bonus amounts upward or downward as it deems appropriate in the circumstances. The Committee may also elect to award part of such incentive compensation in the form of stock options rather than cash. The CEO recommends the bonus amounts to be paid to each executive officer other than himself, but the Committee retains the discretion to modify or reject his recommendation. Based on these considerations, as well as the 2006 financial results and other matters set forth below under the heading “2006 Results”, the Committee made the bonus awards set forth in the “Summary Compensation Table”.

Equity Incentives.   The long-term component of compensation has historically been provided in the form of stock options that vest ratably over three- to four-years. The Company's stock incentive plans are an important component of the Company's total compensation program for executive officers and other employees. The plans are intended as a retention tool and also to advance the interests of the Company and its shareholders by encouraging and enabling executive officers and other employees to acquire and retain a proprietary interest in the Company. Through stock option grants, the long-range interests of management and employees are aligned with those of shareholders, as the optionees accumulate meaningful stakes in the Company. Although the Committee considers the recommendations of the CEO, the Committee makes all decisions concerning the granting of stock options to executive officers. Except for the Annual Retention Equity Program set forth below, these decisions are made on a subjective basis and generally do not bear a specific relationship to any particular measure of the Company's performance. The Compensation Committee believes that the stock option program is a valuable tool in recruiting, retaining and motivating employees, including executive officers. The Committee is considering the use of restricted stock awards in the future.

Equity Award Programs and Grant Timing

The Board of Directors has approved an Annual Retention Equity Program for the grant of options to officers at the vice president level and above, including the Named Executive Officers. Awards are approved and granted as of the date of the Compensation Committee meeting held in May of each year. The Compensation Committee has determined that option awards issued pursuant to the Annual Retention-Equity Program will have the following terms:

•       Awards will be non-qualified stock options

•       Awards will be issued at 110% of the market value at the date of issuance; i.e., 10% “out-of-the-money”

•       The term of option awards will be 7 years

•       The vesting period of the awards will be 3 years

In addition, the Committee has delegated executive management the authority to grant certain recruitment options within pre-defined parameters. The grant date and option price for recruitment options is the closing market price as of the employee’s date of hire. Furthermore, recruitment options which may be in the form of incentive stock options, have a term of 7 years, and a graduated vesting schedule of 3 years.

All other options are approved by the Committee prior to issuance.  The grant date, option price and other material terms are determined and based as of the date of Committee approval.

Retirement and Other Benefits

Supplemental Executive Retirement Plan (“SERP”).   In 2004, the Compensation Committee, with the assistance of the Company’s independent compensation consultant, determined that SERP benefits are customary for the Named Executive Officer positions and are necessary to retain top talent to the Company. In addition to being market competitive, the objective of these benefits is to restore and supplement the level of retirement benefits provided in the Company’s defined contribution 401(k) plan due to limitations in the Internal Revenue Code. The present value of accumulated benefits under the SERP for each of the Named Executive Officers is set forth in the section titled “Pension Benefits.”

Split-Dollar Endorsed Life Insurance.   Associated with the SERP benefit is a death benefit for each Name Executive Officer’s designated beneficiaries. Beneficiaries designated by an executive are entitled to a split dollar share of the death proceeds from life insurance policies on each executive, which vary depending on the executive’s employment status with the Company at the time of death, and eligibility to receive SERP payments.

Defined Contribution Plan.   The Company maintains a 401(k) retirement savings plan available to all eligible employees, including the Named Executive Officers. Under the plan, the Company typically matches a portion of employee contributions. For 2006, employee contributions were matched up to a maximum of 6% of compensation subject in the case of the named executives to certain limitations in the Internal Revenue Code. At December 31, 2006, all employer contributions made on behalf of executive officers were vested in accordance with the vesting schedule of the plan, generally four years from commencement of employment, on the basis of the officers' past service with the Company.

Employment Agreements.   An additional component of the executive relationship with the Company intended to attract and retain key executive officers is an employment agreement. In addition to being market competitive, a comprehensive employment agreement supports a long-term commitment to each other between the Company and the executive, as well as a long-term perspective in the executive’s leadership of the Company. It also provides the Company with valuable non-solicitation restrictions on the executive should his or her employment terminate. For the CEO, as well as other Named Executive Officers, a change in control benefit supports retention of key executives during potential merger and acquisition discussions and permits such discussions to take place without distraction due to personal concerns, to the potential betterment of shareholders.

Employee Stock Purchase Plan (“ESPP”).   The ESPP is a form of equity-based compensation that is available to all employees of the Company, with the exception of the Chief Executive Officer. Under the plan, employees may elect, prior to the beginning of each calendar quarter, to purchase shares of the Company's common stock through payroll deduction at a price equal to 90% of the market price of the stock at the end of the calendar quarter. The plan provides an attractive vehicle for employees to acquire the Company’s stock, which further aligns their financial interests with those of other shareholders.

Perquisites and Other Benefits.   Perquisites and other benefits represent a small part of our overall compensation package, and are offered only after consideration of business need. The Company believes that perquisites are generally a part of executive officers’ market-competitive total compensation packages. We annually review the perquisites and other personal benefits that we provide to executive management. The primary perquisites are the use of a company auto, club memberships, parking, reimbursement for spousal travel and cash payments to cover the tax liability to the executives for the imputed value of such benefits. We sponsor membership in health or social clubs for certain executive officers. The Company also reimburses executives for expenses for spouse travel to business events that the Company invited the executive’s spouse to attend. Finally, certain tax, accounting, and other regulations often subject our executives to taxation on the receipt of certain benefits irrespective of the value such benefit conferred to the executive. In these situations, we typically provide a tax-gross up payment to the executive to reimburse the executive for approximate amounts of additional tax liability the executive will need to pay as a result of receiving such benefits.

2006 Results

Net income in 2006 was $22.8 million, an increase of 14.1% from 2005 net income of $20.0 million. Included in the Company 2006 results was a pre-tax charge of $1.7 million related to the rebalancing of the Company’s investment security portfolio. Excluding the impact of the portfolio rebalancing, the Company’s net income would have been $23.9 million, or 19.4% improvement over 2005. Reported diluted earnings per share for 2006 was $0.98, as compared to $0.87 for 2005. Operating diluted earnings per share (excluding the portfolio rebalancing charge), was $1.03, an increase of 18.4% from 2005. The diluted earnings per share growth objective established by the Committee in the Annual Incentive Compensation Plan at the beginning of 2006 was 15%.  Additionally, loan growth was within the targeted range at 16% and asset quality remained exceptional; however, deposit growth fell short of projections at 11% growth.  Non-interest income growth was strong at 19%.

In considering the appropriate amount of Annual Incentive Compensation payout for 2006, the Committee also evaluated the relative level of short-term vs. long-term compensation, as well as the amount of unvested stock options held by the Named Executive Officers.  The Committee believes that executive management should have a meaningful amount of unvested stock options outstanding in order for the Company’s equity incentive plan to act as an effective retention tool. The Committee decided to issue additional stock options in lieu of cash incentive payout to bring short-term and long-term compensation components into better balance, and after considering the availability of funds set aside for bonuses in 2006, and the effect on total compensation related to the award of cash bonuses in 2007 in conjunction with the successful efforts to raise capital in early 2007.

For 2006, the compensation of the Named Executive Officers was allocated as follows:

	Short term performance awards:		Long term performance awards:
	Base	Annual	Equity-
Name	salary(1)	incentive(1)	based(2)	SERP(3)	Total
Steven Bangert	51%	8%	15%	26%	100%
Jonathan C. Lorenz	52%	10%	13%	25%	100%
Richard J. Dalton	49%	11%	15%	25%	100%
Lyne B. Andrich	47%	14%	19%	20%	100%
Robert B. Ostertag	47%	23%	7%	23%	100%

(1)          Base salary and annual incentive percentages are based on the amounts disclosed in the “Summary Compensation Table” for Named Executive Officers.

(2)          The long-term equity-based percentages are calculated utilizing amounts disclosed in the “Grants of Plan-Based Awards” table under the “Grant date fair value of option awards” column.

(3)          SERP benefits are based on the amounts disclosed in the “Summary Compensation Table” under the “Change in pension value” column.

Tax Considerations

It has been and continues to be the Company’s intent that all incentive payments be deductible unless maintaining such deductibility would undermine our ability to meet our primary compensation objectives or is otherwise not in our best interest. Section 162(m) of the Internal Revenue Code restricts the deductibility by the Company of executive compensation paid to the Company’s Named Executive Officers at the end of the fiscal year to not more than $1,000,000 in annual compensation. Certain performance-based compensation is exempt from this limitation if it complies with various conditions described in Section 162(m). Although all of the compensation paid during 2006 was deductible, some components of the Company’s compensation programs may result in payments from time to time that are subject to the restriction on deductibility. The Compensation Committee believes that it may be appropriate from time to time to exceed limitations on deductibility under Section 162(m) to ensure that executive officers are compensated in a manner that it believes to be consistent with the best interests of the Company and its shareholders consistent with the Company’s executive compensation philosophy and objectives. In view of all of the circumstances, the Compensation Committee has concluded that no further action with respect to qualifying such compensation for deductibility is necessary at this time. The Compensation Committee, however, reserves the authority to continue to approve non-deductible compensation in appropriate circumstances. Also, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m), no assurance can be given that compensation intended by the Company to satisfy requirements for deductibility under Section 162(m) will in fact do so.

Stock Ownership Guidelines

Along with the emphasis on stock options, the Compensation Committee established stock ownership guidelines for executive officers in 2004. Under these guidelines, each executive officer of the Company is required to own shares of common stock having a market value of at least $25,000. Shares issuable upon exercise of in-the-money stock options do not count toward this requirement. All of the executive officers named in the Summary Compensation Table in this proxy statement currently hold sufficient amounts of our common stock to meet or exceed the stock ownership requirements.

Recoupment of Annual Incentives

The Company has no formal policy on recapturing salary or incentive awards (equity or cash) granted to an executive in the event that the Company were to have to restate its financial statements (whether arising from conduct or actions of the executive, or otherwise). However, under Section 304 of the Sarbanes-Oxley Act of 2002, if we are required to restate our financials due to material noncompliance with any financial reporting requirement as a result of misconduct, our CEO and CFO must reimburse the Company for (1) any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document and (2) any profits realized from the sale of securities of the Company during those 12 months.

In addition, the discretion retained by the Compensation Committee to make adjustments in all types of compensation would permit it to decrease an executive’s compensation under such circumstances if such compensation had not already been paid or become final. There is currently no procedure to recover (“claw back”) an element of compensation that has been paid and become final. To date, the Company has never been required to restate its financial statements.

Role of Executive Officers in Determining Executive Compensation

The Committee oversees the administration of executive compensation plans, including the design, performance measures, and award opportunities for the executive incentive programs, and certain employee benefits. The Committee has the authority to determine, reviews the performance and approves all compensation and awards, to the CEO and other Named Executive Officers. The CEO assists in such reviews as described above. The CEO determines the compensation of other senior officers based in part on market data provided by the compensation consultant, and the Committee annually reviews the general elements of such compensation. Executive officers do not otherwise determine or make recommendations regarding the amount or form of executive or director compensation.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee of the Board:

Morgan Gust, Chair
Noel N. Rothman
Timothy J. Travis

Summary Compensation Table

The following table provides compensation information for the year ended December 31, 2006 for the Named Executive Officers. The “Executive Compensation—Compensation Discussion and Analysis” section of this proxy statement includes information regarding the material terms of plans and agreements pursuant to which certain items set forth below are paid.

				Non-equity	Change in
			Option	incentive plan	pension	All other
		Salary	awards	compensation	value	compensation	Total
Name and principal position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)
Steven Bangert	2006	$453,600	$14,875	$70,000	$234,747	$48,549	$821,771
Chairman and CEO
Jonathan C. Lorenz	2006	$315,000	$21,592	$60,000	$151,890	$35,208	$583,690
Vice Chairman
Richard J. Dalton	2006	$253,500	$17,341	$60,000	$130,458	$33,494	$494,793
President
Lyne B. Andrich	2006	$200,000	$15,997	$60,000	$83,720	$20,596	$380,313
Executive Vice President and CFO
Robert B. Ostertag	2006	$182,000	$20,354	$90,000	$89,264	$25,146	$406,764
Executive Vice President and Chief Credit Officer

(1)          The amounts in this column are calculated based on SFAS 123R and equal the financial statement compensation cost for stock option awards as reported in our consolidated statement of income for the fiscal year. Under SFAS 123R, a pro-rata portion of the total expense at time of grant is recognized over the applicable service period generally corresponding with the vesting schedule of the grant. The initial expense is based on the fair value of the stock option grants as estimated using the Black-Scholes option-pricing model. The assumptions used to arrive at the Black-Scholes value are disclosed in Note 14 to our consolidated financial statements included in our 2006 Annual Report and Form 10-K.

(2)          The amounts in this column relate to awards earned and accrued under the 2006 Annual Incentive Compensation Plan, which were paid in February 2007. That plan and these awards are discussed in the Compensation Discussion and Analysis section of this proxy statement.

(3)          The amounts shown reflect the aggregate change in the actuarial present value of the Named Executive Officer’s accumulated benefits under the Company’s Supplemental Executive Retirement Plan. The benefits to be provided under the plan described under the headings “Pension Benefits—Supplemental Executive Retirement Plan”.

(4)          The following table shows the components of “All other compensation” reported in the Summary Compensation Table above.  The cost of each item noted is the actual incremental cost of providing such perquisite or benefit, with the exception of the company provided auto.  The cost of the company provided auto was calculated based on the Annual Lease Value Tables published by the IRS multiplied by the estimated personal use of the vehicle.

	401(k) plan	Life	Personal		Health and				Total
	matching	insurance	use of	Executive	social club		Spouse	Tax	all other
Name	contribution	premiums	company auto	physical	dues	Parking	travel	gross-ups	compensation

Steven Bangert	$13,200	$11,510	$2,694	$2,615	$944	$3,000	$13,893	$693	$48,549
Jonathan C. Lorenz	$13,200	$15,315	$3,416	$—	$581	$2,040	$317	$339	$35,208
Richard J. Dalton	$13,200	$7,528	$3,485	$2,090	$3,320	$2,040	$686	$1,145	$33,494
Lyne B. Andrich	$9,000	$3,415	$4,586	$—	$1,054	$2,040	$—	$501	$20,596
Robert B. Ostertag	$9,100	$4,068	$7,073	$2,705	$—	$2,040	$—	$160	$25,146

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to Named Executive Officers during fiscal year 2006. Certain terms of the Company’s Stock Plan pursuant to which the grants identified in the table were made are described in the “Executive Compensation—Compensation Discussion and Analysis—Equity Incentives” section of this proxy statement.

									All other option awards: Number	Exercise or base	Grant date fair
			Estimated possible payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards			of securities underlying	price of option	value of option
	Grant		Threshold	Target	Maximum	Threshold	Target	Maximum	options	awards	awards
Name	date		($)	($)	($)	(#)	(#)	(#)	(#)	($/Sh)	($)
Steven Bangert	2006		$54,432	$272,160	$489,888
	5/17/2006	(2)							7,000	$21.65	$32,283
	2/13/2007	(3)				—	20,000	—		$21.07	$104,694
Jonathan C. Lorenz	2006		$37,800	$189,000	$340,200
	5/17/2006	(2)							6,000	$21.65	$27,671
	2/13/2007	(3)				—	10,000	—		$21.07	$52,347
Richard J. Dalton	2006		$30,420	$152,100	$273,780
	5/17/2006	(2)							5,667	$21.65	$26,135
	2/13/2007	(3)				—	10,000	—		$21.07	$52,347
Lyne B. Andrich	2006		$24,000	$120,000	$216,000
	5/17/2006	(2)							5,667	$21.65	$26,135
	2/13/2007	(3)				—	10,000	—		$21.07	$52,347
Robert B. Ostertag	2006		$21,840	$109,200	$196,560
	5/17/2006	(2)							5,667	$21.65	$26,135

(1)                CoBiz provides performance-based annual cash incentive awards to our executive officers under our Annual Incentive Compensation Plan. For 2006, accrual for the Annual Incentive Compensation Plan was based on an assessment of the Company’s actual financial performance relative to the Compensation Committee’s pre-established performance goals. Actual awards for 2006 performance are set forth in the “non-equity incentive plan compensation” column in the “Summary Compensation Table” above.

(2)                Annual Retention Equity Program stock options granted May 17, 2006 have an exercise price equal to 110% of the May 17, 2006 closing price and vest ratably over three years. These options have a term of 7 years. See discussion under “Executive Compensation—Compensation Discussion and Analysis—Equity Award Programs and Grant Timing”. The values shown reflect the aggregate SFAS 123R expense associated with these options based upon application of the Black-Scholes pricing model, to be recognized over the three year vesting period. The assumptions used to arrive at the Black-Scholes value are disclosed in Note 14 to our consolidated financial statements included in our 2006 Annual Report and Form 10-K.

(3)                In lieu of a full cash payout under the 2006 Annual Incentive Compensation Plan, the Compensation Committee elected to award part of the Named Executive Officer’s 2006 annual incentive compensation in the form of stock options. The values shown for the options granted February 13, 2007 reflect the aggregate SFAS 123R expense associated with these options based upon application of the Black-Scholes pricing model, to be recognized over the three year vesting period. The options had an exercise price equal to the closing price on February 13, 2007 and vest ratably over three years. These options have a term of 7 years. The assumptions used to arrive at the Black-Scholes value are disclosed in

Note 14 to our consolidated financial statements included in our 2006 Annual Report and Form 10-K.  Also, see discussion under “Executive Compensation—Compensation Discussion and Analysis—2006 Results”.

Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding equity awards held by Named Executive Officers as of December 31, 2006.

	Option awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date
Steven Bangert	45,000	—	$12.00	6/19/07
	68,314	—	$10.53	6/19/07
	1,000	2,000	$19.81	5/19/12
	1,334	2,666	$19.25	10/14/12
	—	7,000	$21.65	5/17/13
Jonathan C. Lorenz	2,277	—	$7.11	1/13/09
	20,223	—	$7.11	1/13/09
	5,175	—	$8.00	1/13/09
	9,000	—	$8.00	1/3/11
	36,840	—	$10.53	6/19/12
	17,848	—	$12.00	6/19/12
	12,152	—	$12.00	6/19/12
	1,000	2,000	$19.25	10/14/12
	1,000	2,000	$18.94	11/7/12
	3,615	—	$9.70	1/16/13
	—	6,000	$21.65	5/17/13
Richard J. Dalton	6,750	—	$8.00	1/13/09
	11,250	—	$7.11	1/13/09
	4,500	—	$7.11	1/10/10
	2,362	—	$7.11	1/10/10
	9,000	—	$8.00	1/3/11
	1,000	2,000	$19.81	5/19/12
	4,212	—	$10.53	6/19/12
	12,152	—	$12.00	6/19/12
	2,588	—	$12.00	6/19/12
	7,761	—	$12.00	6/19/12
	18,628	—	$10.53	6/19/12
	889	1,778	$19.25	10/14/12
	—	5,667	$21.65	5/17/13

Lyne B. Andrich	1,572	—	$1.98	12/15/07
	9,000	—	$7.11	1/13/09
	4,500	—	$7.11	1/10/10
	4,500	—	$5.78	5/5/10
	5,625	—	$8.00	1/3/11
	1,000	2,000	$19.81	5/19/12
	15,000	—	$12.00	6/19/12
	889	1,778	$19.25	10/14/12
	75	—	$9.90	1/7/13
	—	5,667	$21.65	5/17/13
	3,495	—	$17.31	5/6/15
	6,505	—	$17.31	5/6/15
Robert B. Ostertag	1,605	—	$1.98	12/15/07
	9,000	—	$7.11	1/20/09
	4,500	—	$8.00	1/3/11
	75	—	$9.00	1/2/12
	2,948	—	$10.53	6/19/12
	18,000	—	$12.00	6/19/12
	889	1,777	$19.25	10/14/12
	1,000	2,000	$18.94	11/7/12
	—	5,667	$21.65	5/17/13
	1,500	1,500	$13.93	1/8/14

Option Exercises and Stock Vested

The following table shows all stock awards exercised and the value realized upon exercise, by Named Executive Officers during the year ended December 31, 2006.

	Option awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)
Steven Bangert	—	$—
Jonathan C. Lorenz	—	$—
Richard J. Dalton	22,759	$388,073
Lyne B. Andrich	—	$—
Robert B. Ostertag	9,000	$180,990

(1)          The value realized on exercise is computed using the difference between the closing market price upon the date of exercise and the option price.

Stock Option Plans

The Company has adopted several incentive stock option plans to reward and provide long-term incentives for directors and key employees of the Company. No option issued under any of these plans may have a term longer than ten years from the date of grant. The significant terms of each plan are set forth below.

•       The 1995 Incentive Stock Option Plan (the “1995 Plan”)

The 1995 Plan permits the granting of Incentive Stock Options to officers and other key employees. The exercise price of options granted under the 1995 Plan must be at least 100% of the fair market value of the common stock on the date of grant. Options granted under the 1995 Plan vest in equal installments on each of the first four anniversaries of the date of grant. No additional shares under the 1995 Incentive Stock Option Plan are available to be granted.

•       The 1997 Incentive Stock Option Plan (the “1997 Plan”)

The 1997 Plan permits the granting of Incentive Stock Options to officers and other key employees. The exercise price of options granted under the 1997 Plan must be at least 100% of the fair market value of the common stock on the date of grant. Options granted under the 1997 Plan vest in equal installments on the first four anniversaries of the date of grant. There are currently 2,164 shares remaining for issuance under the 1997 Plan.

•       The 1998 Stock Incentive Plan (the “1998 Plan”)

The 1998 Plan permits the granting of Incentive Stock Options and non-qualified stock options to officers and other key employees. The exercise price of options granted under the 1998 Plan must be at least 100% of the fair market value of the common stock on the date of grant. The Compensation Committee has the authority to establish the terms of vesting, payment and termination of options granted under the 1998 Plan. There are currently 633 shares remaining for issuance under the 1998 Plan.

•       First Capital Stock Incentive Plan (the “First Capital Plan”)

CoBiz assumed the First Capital Plan as part of its acquisition of First Capital Bank of Arizona. The First Capital Plan provides for the granting of Incentive Stock Options and non-qualified stock options. Options granted under the First Capital Plan vest 25% per year for the first two years and 50% in the third year. No additional options will be granted under the First Capital Plan.

•       The 2002 Equity Incentive Plan (the “2002 Plan”)

The 2002 Plan provides for the issuance of Incentive Stock Options and non-qualified stock options to officers and other key employees, as well as consultants and directors. The exercise price of Incentive Stock Options granted under the 2002 Plan must be at least 100% of the fair market value of the common stock on the date of grant, and the exercise price of non-qualified stock options must be at least 85% of the fair market value of the common stock on the date of grant. The Compensation Committee has the authority to establish the exercise price and the terms of vesting, payment and termination of options granted under the 2002 Plan. There are currently 57,731 shares remaining for issuance under the 2002 Plan.

•       The 2005 Equity Incentive Plan (the “2005 Plan”)

Under the 2005 Plan, the Compensation Committee of the Company has the authority to determine the identity of the key employees, consultants, and directors who shall be granted options; the option price, which shall not be less than 85% of the fair market value of the common stock on the date of grant; and the manner and times at which the options shall be exercisable. There are currently 690,981 shares available for grant under the 2005 Plan.

The following table sets forth certain information concerning all equity compensation plans previously approved by shareholders and all equity compensation plans not previously approved by the shareholders as of December 31, 2006. Options and exercise prices have been adjusted to reflect stock dividends.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity Compensation plans approved by security holders	2,137,626	$12.84	751,509
Equity compensation plans not approved by security holders	—	—	—
Total	2,137,626	$12.84	751,509

Pension Benefits

Supplemental Executive Retirement Plan.   In 2004, CoBiz implemented a supplemental executive retirement plan for the Named Executive Officers to provide retirement benefits to be market competitive, and to restore and supplement benefits available under the 401(k) plan. The SERP is unsecured and unfunded and there are no plan assets. CoBiz has purchased single premium Bank Owned Life Insurance (“BOLI policies”) on the lives of the executives and intends to use income from the BOLI policies to offset SERP benefit expenses. Under the terms of the SERP, participants will be entitled to an annual supplemental retirement benefit of up to one-half of their final average annual compensation (the five highest paid years during the first ten years of participation in the SERP), prorated based on their years of participation in the SERP for a period of up to ten years. SERP benefits vest at the rate of 20 percent per year of service and generally are payable at the later of (a) the participant’s normal retirement date or (b) after the participant’s tenth year of participation in the SERP. The benefit is payable either monthly over 10 years or in a lump sum equal to the actuarially adjusted present value of the right to receive those monthly payments. Vesting, and payment under the plan, is accelerated upon the disability of the participant or a change in control of the Company. If a participant terminates employment prior to normal retirement age, payment of any earned and vested benefit under the plan will be deferred until participant reaches normal retirement age. If a participant dies prior to termination of employment with the Company, the retirement benefit is forfeited. The retirement benefits are funded from accruals to a benefit account during the participant’s employment. The amount of the accrual is determined annually. The 2006 accrual is reflected in the Summary Compensation Table.

The following table shows each Named Executive Officers’ number of years of service, present value of accumulated benefit and payments during the year ended December 31, 2006 under the Supplemental Executive Retirement Plan. During 2006, none of the Named Executive Officers received payments under the plan.

Name	Plan name	Number of years credited service (#)	Present value of accumulated benefit ($)	Payment during last fiscal year ($)
Steven Bangert	Supplemental Executive Retirement Plan	3	$445,110	$—
Jonathan C. Lorenz	Supplemental Executive Retirement Plan	3	$363,913	$—
Richard J. Dalton	Supplemental Executive Retirement Plan	3	$262,667	$—
Lyne B. Andrich	Supplemental Executive Retirement Plan	3	$120,267	$—
Robert B. Ostertag	Supplemental Executive Retirement Plan	3	$143,661	$—

Potential Payments Upon Termination or Change in Control

Employment Agreements

The Company has entered into employment agreements with each of the Named Executive Officers. Each such agreement is terminable at will by the Company or the employee and provides for annual salary and eligibility for a bonus and stock option grants. The agreements also provide certain fringe benefits including an automobile allowance or the use of a Company automobile, as well as an allowance for membership dues at a country, health or social club. Each such agreement provides that, during the term of the agreement and for one year thereafter, the employee is prohibited from soliciting any employees or customers of the Company or the Bank.

In the event that the Company terminates the employment agreement for reasons other than “for cause” or constructively discharges the employee (for example, by materially decreasing his or her responsibilities or his or her compensation) or the employee’s employment is terminated because of disability or death, the company will pay the following severance benefits:

          (i) Twelve consecutive monthly payments each equal to one-twelfth (1/12th) of Employee’s annual basic compensation in effect immediately prior to Employee’s termination;

      (ii) Twelve consecutive monthly payments each equal to one-twelfth (1/12th) of the higher of (A) Employee’s discretionary bonus for the previous calendar year, or (B) the average of Employee’s discretionary bonus for the previous three calendar years, in each case prorated to the date of Employee’s termination;

  (iii) For the twelve (12) month period following the date of termination of Employee’s employment, Company will maintain in full force and effect for the continued benefit of Employee each employee benefit plan in which Employee was a participant immediately prior to the date of Employee’s termination, unless an essentially equivalent and no less favorable benefit is provided by a subsequent employer at no additional cost to Employee. If the terms of any employee benefit plan of Company do not permit continued participation by Employee, then Company will arrange to provide to Employee (at Company’s cost) a benefit substantially similar to and no less favorable than the benefit Employee was entitled to receive under such plan at the end of the period of coverage. (This provision specifically is not applicable to Employee’s automobile and club dues, which benefits end upon Employee’s date of termination of employment.)

    (iv) For the twelve (12) month period following the date of termination of Employee’s employment, Company will treat Employee for all purposes as an Employee under all of Company’s retirement plans in which Employee was a participant on the date of termination of Employee’s employment or under which Employee would become eligible during such twelve (12) month period (hereinafter referred to collectively as the “Plan”). Benefits due to Employee under the Plan shall be computed as if Employee had continued to be an Employee of Company for the twelve (12) month period following termination of employment. If under the terms of the Plan such continued coverage is not permitted, Company will pay to Employee or Employee’s estate a supplemental benefit in an amount which, when added to the benefits that Employee is entitled to receive under the Plan, shall equal the amount that Employee would have received under the Plan had Employee remained an employee of Company during such twelve (12) month period.

        (v) If any excise tax imposed under Internal Revenue Code Section 4999 or any successor provision, as amended after the date hereof, is due and owing by Employee as a result of any amount paid or payable pursuant to this agreement, Company shall indemnify and hold Employee harmless against all such excise taxes and any interest, penalties or costs with respect thereto.

Notwithstanding the foregoing, in the event that Employee terminates within 24 months after a change in control, Employee shall be entitled to receive a multiple of the amounts specified in clauses (i) and (ii) above and the amount specified in clause (ii) above shall be for an entire year and not prorated to the date of termination.

Stock Award Acceleration

The Compensation Committee, in its sole discretion, in the event of a change in control, may take such actions as it deems appropriate to provide, for the acceleration of the exercisability and vesting in connection with such change in control of any or all outstanding options upon such conditions and to such extent as the Committee shall determine. Any such acceleration shall be conditioned upon the consummation of the change in control.

The table below represents the lump sum maximum amount each Named Executive Officer would have been eligible to receive upon a change in control or if their employment was terminated under one of the various scenarios described below as of December 31, 2006.

Benefits and payments upon termination	Resignation / termination for cause	Involuntary termination not for cause	Termination / change in control	Disability	Death
Steven Bangert
Severance(1)	$—	$678,400	$2,028,416	$678,400	$678,400
SERP(2)	$177,364	$332,947	$737,747	$737,747	$—
Split-dollar insurance(3)	$—	$—	$—	$—	$4,773,600
Acceleration of option vesting(4)	$—	$—	$14,628	$—	$—
Medical and welfare benefits(5)	$—	$33,594	$33,594	$33,594	$22,013
Jonathan C. Lorenz
Severance(1)	$—	$472,000	$1,411,280	$472,000	$472,000
SERP(2)	$144,559	$271,363	$510,730	$510,730	$—
Split-dollar insurance(3)	$—	$—	$—	$—	$3,315,000
Acceleration of option vesting(4)	$—	$—	$14,120	$—	$—
Medical and welfare benefits(5)	$—	$36,179	$36,179	$36,179	$20,765
Richard J. Dalton
Severance(1)	$—	$379,750	$755,703	$379,750	$379,750
SERP(2)	$105,616	$198,264	$416,044	$416,044	$—
Split-dollar insurance(3)	$—	$—	$—	$—	$2,668,500
Acceleration of option vesting(4)	$—	$—	$11,631	$—	$—
Medical and welfare benefits(5)	$—	$28,722	$28,722	$28,722	$21,120
Lyne B. Andrich
Severance(1)	$—	$290,000	$580,000	$290,000	$290,000
SERP(2)	$44,809	$84,114	$304,143	$304,143	$—
Split-dollar insurance(3)	$—	$—	$—	$—	$2,000,000
Acceleration of option vesting(4)	$—	$—	$11,631	$—	$—
Medical and welfare benefits(5)	$—	$20,383	$20,383	$20,383	$16,920
Robert B. Ostertag
Severance(1)	$—	$244,000	$488,000	$244,000	$244,000
SERP(2)	$55,155	$103,540	$285,206	$285,206	$—
Split-dollar insurance(3)	$—	$—	$—	$—	$1,882,000
Acceleration of option vesting(4)	$—	$—	$25,533	$—	$—
Medical and welfare benefits(5)	$—	$21,468	$21,468	$21,468	$17,339

(1)          Represents severance payments in accordance with individual employment agreements as detailed in “—Employment Agreements” above.

(2)          Represents the present value of payments in accordance with Supplemental Executive Retirement Plan agreements as detailed under “—Pension Benefits” above.

(3)          Represents payments in accordance with Split-Dollar Endorsed Life Insurance agreements as detailed under “Executive Compensation—Compensation Discussion and Analysis—Retirement and Other Benefits” above.

(4)          Assumes the Compensation Committee accelerates vesting upon a change in control. Value represents what would be realized upon the exercise of options that would vest on a change in control, based on the difference between the option exercise price and the closing market value of the common stock on December 31, 2006 of $22.04.

(5)          Represents the cost of maintaining medical, dental and life insurance coverage, as well as the 401(k) plan benefits valued at the incremental cost to the Company of providing such benefits.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm Fees And Services

The following table summarizes the aggregate fees billed to the Company by Deloitte & Touche LLP:

	Fiscal year ended	Fiscal year ended
	December 31, 2006	December 31, 2005
Audit fees(1)	$420,000	$400,000
Audit-related fees	—	—
Tax fees(2)	—	18,550
All other fees(3)	6,500	625
	$426,500	$419,175

(1)          Fees for audit services performed in 2006 and 2005 consisted of:

a.                 Audit of the Company’s annual financial statements;

b.                Reviews of the Company’s quarterly financial statements;

c.                 Statutory and regulatory audits, consents and other services related to SEC matters; and

d.                Attestation of management’s assessment of internal control, as required by the Sarbanes-Oxley Act of 2002, Section 404.

(2)          Fees for tax services billed and paid in 2006 and 2005 consisted of:

a.                 Fees for tax compliance services totaled $0 and $18,550 in 2006 and 2005, respectively. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute and obtain government approval for amounts to be included in tax filings and consisted of:

i.       Federal and state income tax return assistance;

ii.     Preparation and calculation of estimated tax payments; and

iii.    Assistance with inquiries from taxing authorities.

b.                There were no tax planning or advice services in 2006 or 2005. Tax planning and advice are services rendered with respect to proposed transactions or that alter a transaction to obtain a particular tax result.

(3)          All other fees paid in 2006 consisted of fees related to review of the Company’s S-8 filing.  All other fees paid in 2005 consisted of fees paid for continuing education training for CoBiz accounting personnel sponsored by Deloitte.

Pre-Approval of Services

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the Company’s independent registered public accounting firm.  The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm in order to ensure that the provision of such services does not impair the independence of the independent registered public accounting firm.  The policy provides for the general pre-approval of specific types of audit, audit-related, tax and other services, gives guidance to management regarding the specific services that are eligible for general pre-approval and provides specific cost limits for each such service on an annual basis.  The policy also provides that specific pre-approval of services to be provided by the independent registered public accounting firm will be required if such services have not been generally pre-approved by the Audit Committee or if such services exceed specific de minimis limits.

The policy provides that the Audit Committee may delegate pre-approval authority to one or more of its members.  Any member or members of the Audit Committee to whom such authority is delegated is required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting.  The policy prohibits the Audit Committee from delegating its responsibilities to pre-approve services to be performed by the independent registered public accounting firm to management of the Company.

The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances. The provision allows for the pre-approval requirement to be waived if all of the following criteria are met:

(1)         The service is not an audit, review or other attest service;

(2)         The aggregate amount of all such services provided under this provision does not exceed five percent of the total fees paid to the independent registered public accounting firm in a given fiscal year;

(3)         Such services were not recognized at the time of the engagement to be non-audit services;

(4)         Such services are promptly brought to the attention of the Audit Committee and approved by the Audit Committee or its designee; and

(5)         The service and fee are specifically disclosed in the Proxy Statement as meeting the de minimis requirements.

During 2006, there were no fees approved under the de minimis provision.

AUDIT COMMITTEE REPORT

In accordance with its written charter, a copy of which is available on the Company’s website (www.cobizinc.com), the Audit Committee assists the Board of Directors in its oversight role over the Company’s financial accounting and reporting process, the Company’s system of internal control over financial reporting established by management and the external audit process.

Management is responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with generally accepted accounting principles, the system of internal controls, including internal control over financial reporting, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations.  The Company’s independent registered public accounting firm is responsible for the audit of the consolidated financial statements and internal control over financial reporting.  The Audit Committee’s responsibility is to monitor and oversee these processes and procedures.  The Audit Committee reviews and reports to the Board of Directors regarding the performance of the internal audit function and independent registered public accounting firm, the integrity of the financial statements, management’s efforts to maintain a system of internal control over financial reporting, and compliance with legal and regulatory requirements.

The Audit Committee has reviewed and discussed the audited financial statements included in the Company’s 2006 Annual Report and Form 10-K with management. The Audit Committee separately met with each of the internal and independent registered public accounting firm, with and without management, to discuss the results of their examinations and their observations and recommendations regarding the Company’s internal controls. The Audit Committee discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by SAS No. 90, Audit Committee Communications.

The Audit Committee has received from the independent registered public accounting firm, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee, a written disclosure, indicating all relationships, if any, between the independent registered public accounting firm and its related entities and the Company and its related entities which, in the auditor’s professional judgment, reasonably may be thought to bear on the auditor’s independence, and a letter from the independent registered public accounting firm confirming that, in its professional judgment, it is independent of the Company.  The Audit Committee discussed with the independent registered public accounting firm any relationship that may have an impact on its objectivity and independence and satisfied itself as to the auditor’s independence.

Based upon the review, discussion, disclosures and materials described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the 2006 Annual Report on Form 10-K.

This report is submitted by the Audit Committee.

Mary Beth Vitale, Chair
Jerry W. Chapman
Michael B. Burgamy

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of March 6, 2007, certain information regarding beneficial ownership of the common stock by (i) each director of the Company, (ii) each Named Executive Officer and (iii) all of the Company’s directors and executive officers as a group.  Unless otherwise indicated, the Company believes that the shareholders listed below have sole investment and voting power with respect to their shares based on information furnished to the Company by such owners.

Stock Ownership of Directors and Management

	(A)	(B)	(A) + (B)
	Number of
	outstanding shares	Right to		Percent of
Name and address of owner(1)	beneficially owned	Acquire(2)	Total	class(3)
Lyne B. Andrich	17,531	52,161	69,692	*
Steven Bangert(4)	1,305,455	115,648	1,421,103	5.93%
Michael B. Burgamy(5)	290,655	3,000	293,655	1.23%
Jerry W. Chapman	3,120	3,185	6,305	*
Richard J. Dalton	194,116	81,092	275,208	1.15%
Morgan Gust	1,050	1,000	2,050	*
Thomas M. Longust(6)	57,542	17,373	74,915	*
Jonathan C. Lorenz(7)	333,508	109,130	442,638	1.85%
Evan Makovsky(8)	82,734	10,617	93,351	*
Harold F. Mosanko(9)	182,231	15,290	197,521	*
Robert B. Ostertag	43,677	40,267	83,944	*
Noel N. Rothman(10)	1,518,713	6,665	1,525,378	6.40%
Timothy J. Travis	79,368	16,409	95,777	*
Mary Beth Vitale	3,750	2,000	5,750	*
Mary M. White	500	2,000	2,500	*
All directors and executive officers as a group—16 persons	4,116,100	487,129	4,603,229	18.93%

                 * Less than 1% of shares outstanding.

       (1) The address of each of the above-named shareholders is c/o CoBiz Inc., 821 Seventeenth Street, Denver, Colorado 80202.

       (2) Represents stock options which are currently exercisable or will become exercisable within 60 days after March 6, 2007.

       (3) Percentage ownership has been calculated based on 23,833,312 shares of common stock that were issued and outstanding as of March 6, 2007, plus, in the case of each individual and group, any shares that the person or the group has the right to acquire within 60 days of March 6, 2007 (but excluding any shares that any other person or group has the right to acquire).

       (4) Includes 996,104 shares owned directly by Mr. Bangert; 240,385 shares held by a family partnership, of which Mr. Bangert is the general partner and 68,966 shares held by Mr. Bangert’s wife. Does not include 1,251,839 shares that are held by the estate of Howard R. Ross, the estate of a former CoBiz Inc. director for which Mr. Bangert serves as a co-executor. Mr. Bangert does not have the power to individually vote or dispose of such shares owned by the estate of Howard R. Ross.

       (5) Includes 35,750 shares held by Mr. Burgamy’s wife.

       (6) Shares held in various trusts under which Mr. Longust is a trustee.

       (7) Includes 1,125 shares held by Mr. Lorenz’s children.

       (8) Includes 2,213 shares held by Mr. Makovsky’s wife and 48,750 shares held by the Shames-Makovsky Profit Sharing Plan, in which Mr. Makovsky is a participant and trustee.

       (9) Includes 58,281 shares held jointly with members of Mr. Mosanko’s immediate family and in a family trust.

(10) Includes 1,288,070 shares owned directly by Mr. Rothman; 44,112 shares held by NaF Limited Partnership, an entity of which Mr. Rothman is a general partner; 59,210 shares held in various family trusts for which Mr. Rothman is a trustee; 38,550 shares held by Namtor Growth Fund Partnership, an entity of which Mr. Rothman is a general partner; 325 shares held in an individual retirement account for the benefit of Mr. Rothman; 1,325 shares held by Mr. Rothman’s wife; 6,271 shares held in a trust for which Mr. Rothman’s wife is a co-trustee; and 80,850 shares held in trust by Mr. Rothman’s wife.

Stock Ownership of Certain Beneficial Owners

The following sets forth certain information concerning the only persons known to us who may be considered a beneficial owner of more than 5% of the outstanding shares of CoBiz common stock as of March 6, 2007.

		Amount and
		nature of		Percent
Title of class	Name and address of beneficial owner	beneficial ownership		of class
Common stock	Steven Bangert c/o CoBiz Inc. 821 Seventeenth Street Denver, Colorado 80202	1,421,103	(1)	5.93%
Common stock	Estate of Howard R. Ross c/o HR Financial Inc. 875 North Michigan Avenue, Suite 2505 Chicago, Illinois 60611	1,251,839	(2)	5.25%
Common stock	Noel N. Rothman c/o CoBiz Inc. 821 Seventeenth Street Denver, Colorado 80202	1,525,378	(3)	6.40%

(1)          Includes 996,104 shares owned directly by Mr. Bangert; 240,385 shares held by a family partnership, of which Mr. Bangert is the general partner; 68,966 shares held by Mr. Bangert’s wife; and 115,648 shares that are subject to options which are exercisable by Mr. Bangert within 60 days of March 6, 2007. Does not include 1,251,839 shares that are held by the estate of Howard R. Ross, the estate of a former CoBiz Inc. director for which Mr. Bangert serves as a co-executor. Mr. Bangert does not have the power to individually vote or dispose of such shares owned by the estate of Howard R. Ross.

(2)          Includes 1,180,026 shares owned directly by the Estate of Howard R. Ross. (Mr. Ross served as a director from September 1994 to January 7, 2007, the date he passed away); 70,313 shares held by Mr. Ross’ widow; and 1,500 shares that are subject to options which are exercisable by the estate of Howard R. Ross within 60 days of March 6, 2007.

(3)          Includes 1,288,070 shares owned directly by Mr. Rothman; 44,112 shares held by NaF Limited Partnership, an entity of which Mr. Rothman is a general partner; 59,210 shares held in various family trusts for which Mr. Rothman is a trustee; 38,550 shares held by Namtor Growth Fund Partnership, an entity of which Mr. Rothman is a general partner; 325 shares held in an individual retirement account for the benefit of Mr. Rothman; 1,325 shares held by Mr. Rothman’s wife; 6,271 shares held in a trust for which Mr. Rothman’s wife is a co-trustee; 80,850 shares held in trust by Mr. Rothman’s wife: and 6,665 shares that are subject to options which are exercisable by Mr. Rothman within 60 days of March 6, 2007.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Our executive officers, key employees, directors and principal shareholders, members of their immediate families and businesses in which they hold controlling interests are our customers, and it is anticipated that such parties will continue to be our customers in the future. All outstanding loans and extensions of credit by us to these parties were made in the ordinary course of business in accordance with applicable laws and regulations and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons, and, in our opinion, do not involve more than the normal risk of collectibility or contain other features unfavorable to us. At December 31, 2006, the aggregate balance of our loans and advances under existing lines of credit to these parties was approximately $6,474,000, or 0.4% of our total loans and leases.

We lease our downtown Denver banking facility and executive and administrative offices from Kesef, LLC (“Kesef”), an entity in which Mr. Makovsky owns 20%. Messrs. Bangert, Lorenz, Ross and Rothman (through Namtor) each previously owned a 16% interest in Kesef, but sold their interests in 2002.  Kesef purchased the building in January 1998. The initial term of this lease is ten years, with an option to renew for an additional ten-year term at the current market rates.  In addition, Shames-Makovsky Realty Company, an entity of which Mr. Makovsky is the majority owner and managing general partner, acts as the property management firm for our facility located in Surprise, Arizona, and receives compensation directly from the owning entity for its services. Shames-Makovsky Realty Company has also been engaged by the owners of our Northeast Denver location to act as their property manager. Rent payments for these related party leases for the year ended December 31, 2006 were $1,738,000.

For information on certain other relationships and transactions between the Company and certain officers, directors and principal shareholders, see “Committees of the Board of Directors—Compensation Committee Interlocks and Insider Participation” above.

The Company has various procedures in place to identify potential related party transactions, which are reported and reviewed with the Company’s Disclosure and Audit Committees. Some ordinary course transactions or relationships are not reviewed by the Disclosure or Audit Committees, including ordinary course customer relationships such as the banking and lending relationships described above. The Company has other policies and procedures in place to ensure compliance with applicable bank regulatory requirements regarding those banking and lending relationships.  Furthermore, the Company’s Code of Conduct and Ethics addresses potential conflicts of interest, and requires that conflicts be disclosed to the Company’s Compliance Manager, requesting a waiver and cooperating in the establishment of appropriate procedures to neutralize the conflict.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires executive officers and directors and persons who beneficially own more than 10% of the outstanding common stock to file initial reports of ownership on Form 3 and reports of changes in ownership on Forms 4 and 5 with the SEC.  Executive officers, directors, and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely on a review of the copies of such forms furnished to the Company, each of the Company’s directors, officers and beneficial owners of more than 10% of the outstanding common stock have filed all forms required by Section 16 of the Exchange Act in fiscal 2006, except as follows:

•       Due to an administrative error, all five Named Executive Officers were late in filing one Form 4 to report the grant of stock options, and

•       Mr. Rothman was late in filing one Form 4 to report the purchase of stock, and one Form 4 to report the gifting of stock.

2006 ANNUAL REPORT TO SHAREHOLDERS

Included with this Proxy Statement is the Company’s 2006 Annual Report to Shareholders, which includes its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the SEC.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

Any shareholder of the Company who desires to make his or her thoughts known to an individual director of the Company, the Board or a committee of the Board may do so by mail to: Board of Directors, c/o CoBiz Inc., Corporate Secretary, 821 17th Street, Denver, Colorado 80202.  The Secretary will forward all shareholder communications, other than communications that are not properly directed or are frivolous, to the individual director of the Company, the Board or a committee of the Board, as requested in the communication.  This policy is intended to apply only to communications from shareholders in their capacities as such.  Communications to the Company from one of its officers, employees or agents will only be forwarded to a director, the Board or a committee of the Board if the communication is made solely in the person’s capacity as a shareholder.  The policy does not apply to shareholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, which will be handled in accordance with applicable SEC rules.

SHAREHOLDER RECOMMENDATIONS OF DIRECTOR NOMINEES

The Governance and Nominating Committee will consider individuals recommended by the shareholders of the Company to serve on the Board.  Shareholders who wish to recommend individuals for consideration by the Governance and Nominating Committee may do so by submitting a written recommendation to: Director Nominations, c/o CoBiz Inc., Corporate Secretary, 821 17th Street, Denver, Colorado 80202.  Submissions must include:

•       the name and address of the shareholder recommending such individual;

•       the number of shares of common stock beneficially owned by such shareholder;

•       any material interest or relationship that such recommending shareholder may have with the recommended individual;

•       biographical information concerning the recommended individual, including age and employment history (including employer names and a description of the employer’s business);

•       all previous and current board directorships, or similar positions, held by the recommended individual; and

•       any other information that the shareholder believes would aid the Governance and Nominating Committee in its evaluation of the recommended individual.

Submissions must be accompanied by a written consent of the individual recommended to stand for election if nominated by the Board and to serve if elected by the shareholders of the Company.

The Nominating Committee believes that candidates for director should have the following minimum qualifications:

•       each candidate should be of the highest ethical character and share the values of the Company as reflected in its Code of Conduct and Ethics;

•       each candidate should have a reputation, both personal and professional, consistent with the image and reputation of the Company;

•       each candidate should be highly accomplished in his or her respective field, with superior credentials and recognition.

•       each candidate should have relevant expertise and experience;

•       each candidate should have the ability to exercise sound business judgment; and

•       each candidate should be able to read and understand basic financial statements.

SUBMISSION OF SHAREHOLDER PROPOSALS FOR

2008 ANNUAL MEETING

Shareholder proposals submitted for inclusion in the Company’s proxy statement for the Annual Meeting of Shareholders in the year 2008 must be received by the Secretary of the Company not later than December 13, 2007.

If the Company does not receive notice of a matter or proposal to be considered for the 2008 Annual Meeting of Shareholders (whether or not the proponent thereof intends to include such matter or proposal in the proxy statement for such annual meeting) on or before February 26, 2008, then the persons appointed by the Board of Directors to act as proxies for such annual meeting will be allowed to use their discretionary voting authority with respect to any such matter or proposal raised at such annual meeting.

OTHER MATTERS

The Board of Directors knows of no matters other than those that are described in this Proxy Statement that may be brought before the meeting. However, if any other matters are properly brought before the Annual Meeting, persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

Whether or not you plan to attend the Annual Meeting, please mark, sign, date and promptly return the enclosed proxy in the enclosed return envelope.

UPON WRITTEN REQUEST OF A BENEFICIAL OWNER OF COMMON STOCK ENTITLED TO VOTE AT THIS SHAREHOLDERS MEETING WHO DID NOT RECEIVE A COPY OF THE ENCLOSED ANNUAL REPORT TO SHAREHOLDERS, THE COMPANY WILL FURNISH, WITHOUT CHARGE, A COPY OF ITS FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2006 , ACCOMPANIED BY A LIST BRIEFLY DESCRIBING ALL THE EXHIBITS THERETO AND NOT CONTAINED THEREIN.  THE COMPANY WILL FURNISH A COPY OF ANY EXHIBIT UPON THE ADDITIONAL REQUEST OF SUCH PERSON AND THE PAYMENT OF A FEE OF $0.25 PER PAGE.  ADDRESS ANY SUCH REQUESTS TO MARY PERROTT SMITH, CORPORATE SECRETARY, COBIZ INC., 821 17TH STREET, DENVER, CO 80202.  THE REQUEST MUST CONTAIN A GOOD FAITH REPRESENTATION THAT, AS OF THE RECORD DATE FOR THE MEETING, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF SECURITIES ENTITLED TO VOTE AT THE MEETING.

Appendix A

Amendment to Articles of Incorporation
of
CoBiz Inc.

Article I of the Articles of Incorporation is hereby amended to read as follows:

ARTICLE I

Name

The name of the Corporation is CoBiz Financial Inc.

PROXY
CoBiz Inc.
821 17th Street
Denver, Colorado 80202
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, having duly received the Notice of Annual Meeting and Proxy Statement dated April 12, 2007, hereby appoints Steven Bangert and Jonathan C. Lorenz proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated below, all shares of Common Stock of CoBiz Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of CoBiz Inc. to be held on May 17, 2007 at the Magnolia Ballroom, 817 17th Street, Denver, Colorado 80202 at 8:00 a.m., M.D.T., and any adjournment thereof.

1.            ELECTION OF DIRECTORS

☐	FOR Steven Bangert	☐	WITHHOLD AUTHORITY to vote for Steven Bangert
☐	FOR Michael B. Burgamy	☐	WITHHOLD AUTHORITY to vote for Michael B. Burgamy
☐	FOR Jerry W. Chapman	☐	WITHHOLD AUTHORITY to vote for Jerry W. Chapman
☐	FOR Morgan Gust	☐	WITHHOLD AUTHORITY to vote for Morgan Gust
☐	FOR Thomas M. Longust	☐	WITHHOLD AUTHORITY to vote for Thomas M. Longust
☐	FOR Jonathan C. Lorenz	☐	WITHHOLD AUTHORITY to vote for Jonathan C. Lorenz
☐	FOR Evan Makovsky	☐	WITHHOLD AUTHORITY to vote for Evan Makovsky
☐	FOR Harold F. Mosanko	☐	WITHHOLD AUTHORITY to vote for Harold F. Mosanko
☐	FOR Noel N. Rothman	☐	WITHHOLD AUTHORITY to vote for Noel N. Rothman
☐	FOR Timothy J. Travis	☐	WITHHOLD AUTHORITY to vote for Timothy J. Travis
☐	FOR Mary Beth Vitale	☐	WITHHOLD AUTHORITY to vote for Mary Beth Vitale
☐	FOR Mary White	☐	WITHHOLD AUTHORITY to vote for Mary White
☐	FOR all nominees noted	☐	WITHHOLD AUTHORITY to vote for all nominees noted

2.            RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.            AMENDMENT OF ARTICLES OF INCORPORATION TO CHANGE CORPORATE NAME FROM COBIZ INC. TO COBIZ FINANCIAL INC.

☐	FOR	☐	AGAINST	☐	ABSTAIN

4.            In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.  If no direction is made, this Proxy will be voted FOR items 1, 2 and 3.

PLEASE SIGN, DATE AND MAIL THIS PROXY IN THE ENCLOSED ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE U.S.

Please sign exactly as your name appears on the certificate or certificates representing shares to be voted by this proxy, as shown on the left.  Jointly owned shares will be voted as directed if one owner signs unless another owner instructs to the contrary, in which case the shares will not be voted.  If signing in a representative capacity, please indicate title and authority.

Date: , 2007

Signature